Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

SNAIL, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
Fees Previously Paid	Equity	Class A common stock	457(o)			$1,000,000	$92.70 per $1,000,000	$92.70
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,000,000		$92.70
	Total Fees Previously Paid							$92.70
	Total Fee Offsets							—
	Net Fee Due							$0

(1)	Includes shares of Class A common stock which the underwriters have the option to purchase to cover over-allotments and shares of Class A common stock issuable upon the exercise of warrants to purchase Class A common stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A